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                     January 31, 2022

       Jason T. Liberty
       Chief Executive Officer
       Royal Caribbean Cruises Ltd.
       1050 Caribbean Way
       Miami, Florida 33132

                                                        Re: Royal Caribbean
Cruises Ltd.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2020
                                                            Filed February 26,
2021
                                                            File No. 001-11884

       Dear Mr. Liberty:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation